Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports First Quarter 2016 Results
Two-Way Radio Sales Grow Approximately 41% from Prior Year First Quarter

WEST MELBOURNE, Florida -- May 4, 2016 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the first quarter ended March 31, 2016.

For the first quarter ended March 31, 2016, sales increased 40.7% to approximately $12.1 million, compared with $8.6 million for the first quarter of 2015. Net income for the first quarter 2016 totaled approximately $513,000, or $0.04 per diluted share, compared with net income of approximately $538,000, or $0.04 per diluted share, for the same quarter last year.

Gross profit margin for the first quarter 2016 was 31.7% of sales, compared with 42.9% of sales for the same quarter last year. Selling, general and administrative expenses totaled approximately $3.1 million (25.4% of sales) for the first quarter 2016, compared with approximately $2.9 million (34.3% of sales) for the first quarter of 2015.

The Company had approximately $23.9 million in working capital as of March 31, 2016, of which approximately $13.6 million was comprised of cash and trade receivables. This compares with working capital of approximately $23.9 million as of December 31, 2015, of which approximately $8.8 million was comprised of cash and trade receivables. As of March 31, 2016, the Company had no borrowings outstanding under its revolving credit facility.

RELM President and Chief Executive Officer David Storey commented, “We are very pleased with our start to the year. First quarter sales were a Company record for any quarter, and over 40% above last year’s strong first quarter sales. The major contributor to this performance was sales to the U.S. Transportation Security Administration (TSA) derived from our previously announced contract and delivery orders. We expect TSA to contribute to the second and third quarters as well. The early reviews of our products and service from TSA personnel have been very positive. Supplementing sales for the first quarter was a separate order from the TSA for accessories, and solid sales to legacy and international customers.”

Mr. Storey continued, “Clearly our reputation is growing and we are gaining critical sales traction in new markets and with new customers. With sales growth as the prime objective, our investment in sales and engineering is continuing; adding resources and talent to execute plans for exciting new products and technological capabilities, and to improve our speed to market. Looking to the future, we announced during the quarter that Alberta Health Services exercised all four option years on its contract, plus our pipeline of sales prospects remains promising and our existing backlog of orders remains robust. We believe these positive factors position the Company for success moving forward.”

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, May 5, 2016. Shareholders and other interested parties may participate in the conference call by dialing 877-407-8031 (international/local participants dial 201-689-8031) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on May 5, 2016. The call will also be webcast at http://www.relm.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast. An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until May 15, 2016, by dialing 877-660-6853 (international/local participants dial 201-612-7415) and entering the conference ID# 13634434.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security. The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations. RELM was one of the first manufacturers to develop P25-compliant technology.

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data) (Unaudited)

	March 31, 2016	December 31, 2015
ASSETS		
Current assets:		
Cash & cash equivalents	$ 6,345	$ 4,669
Trade accounts receivable, net	7,249	4,122
Inventories, net	17,024	16,282
Prepaid expenses & other current assets	3,145	3,081
Total current assets	33,763	28,154
Property, plant and equipment, net	2,134	1,840
Available-for-sale securities	4,338	3,402
Deferred tax assets, net	5,044	5,461
Capitalized software, net	317	370
Other assets	213	222
Total assets	**$ 45,809**	**$ 39,449**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 4,145	$ 2,285
Accrued compensation and related taxes	1,335	1,136
Accrued warranty expense	518	538
Customer deposits	3,507	-
Accrued other expenses and other current liabilities	188	168
Deferred revenue	139	136
Total current liabilities	9,832	4,263
Deferred revenue	339	366
Total liabilities	10,171	4,629
Commitments and contingencies		
Stockholders' equity:		
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized shares; 13,730,562 issued and outstanding shares	8,238	8,238
Additional paid-in capital	24,938	24,926
Unrealized gain on investment securities	690	397
Retained earnings	1,772	1,259
Total stockholders' equity	35,638	34,820
Total liabilities and stockholders' equity	**$ 45,809**	**$ 39,449**